EXHIBIT 11.1

UNIVERSAL SECURITY INSTRUMENTS, INC. AND SUBSIDIARIES
COMPUTATION OF EARNINGS PER SHARE

                   March 31, 1996      March 31, 1995      March 31, 1994
                               Per                 Per                 Per
                 Amount       Share  Amount       Share  Amount       Share
PRIMARY:

Average shares
 outstanding       3,245,587           3,242,595           3,237,608


Dilutive stock
 options based
 on the treasury
 stock method
 using the
 average
 market price           *                   *                   *

Adjusted
 shares
 outstanding       3,245,587           3,242,595           3,237,608


Net (loss)
 income          $(1,098,817) $(.34) $(1,296,426)  $(.40) $   36,931   $.01

*The effect of common stock equivalents and other potentially dilutive securities is not presented for 1996, 1995 and 1994 because their effect in year of a net loss is antidilutive.

EXHIBIT 11.1

UNIVERSAL SECURITY INSTRUMENTS, INC. AND SUBSIDIARIES
COMPUTATION OF EARNINGS PER SHARE

                   March 31, 1996      March 31, 1995      March 31, 1994
                               Per                 Per                Per
                 Amount       Share  Amount       Share  Amount       Share
FULLY DILUTED:

Average
 shares
 outstanding       3,245,587           3,242,595          3,237,608

Dilutive stock
 options based
 on the treasury
 stock method
 using year-end
 market price
 if higher than
 the average
 market price           *                   *                  *

Adjusted
 shares
 oustanding        3,245,587           3,242,595          3,237,608

Net (loss)
 income          $(1,098,817) $(.34) $(1,296,426) $(.40) $   36,931    $.01

*The effect of common stock equivalents and other potentially dilutive securities is not presented for 1996, 1995 and 1994 because their effect in that year of a net loss is antidilutive.